POWER OF ATTORNEY


       I, Elizabeth C. Southern, hereby grant Power of Attorney to the following individuals to sign forms on my behalf to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934: Scot R. Jafroodi and Sheila M. Spencer. This Power of Attorney shall remain effective so long as I am required to file reports under Section 16(a) by virtue of my employment with Insteel Industries Inc.


							/s/ Elizabeth C. Southern	8.15.2023
       Elizabeth C. Southern